Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2005

Owens & Minor Reports 6% Revenue Growth and 10.5% EPS

Improvement for 3rd Quarter 2005

Richmond, VA….(NYSE-OMI) Owens & Minor reported revenue of $1.20 billion for the third quarter ended September 30, 2005, an increase of 6%, compared to revenue of $1.13 billion for the third quarter of 2004. Earnings per diluted common share (EPS) for the third quarter were $0.42, up 10.5%, compared to EPS of $0.38 in last year’s third quarter. Net income for the third quarter was $16.8 million, an increase of 10.5%, compared to net income of $15.2 million in last year’s third quarter.

“We turned in a very strong third quarter performance and our long-term strategic and operational initiatives are generating improvements in our operating results,” said Craig R. Smith, president and chief executive officer of Owens & Minor. “Our core business demonstrated improved productivity, allowing us to leverage strong sales during the quarter. We’re also pleased with the success of our direct-to-consumer, diabetes-supply business, and we saw continued improvement in initiatives such as OMSolutionsSM and MediChoice®.”

Primarily as a result of the continuing impact of two Gulf Coast hurricanes and sharply higher fuel costs, along with later than expected contributions from margin enhancement initiatives, the company is updating its EPS guidance for the full year 2005. Further discussion is included below.

Other Third Quarter Results

For the third quarter 2005, operating earnings were 2.6% of revenue increased from 2.4% of revenue in the same period of last year. Gross margin was 10.9% of revenue, compared to gross margin of 10.1% from the prior year quarter. The increase in gross margin resulted primarily from contributions from Access Diabetic Supply (Access), the company’s direct-to-consumer, diabetes-supply company, acquired January 31, 2005. Selling, general and administrative expenses (SG&A) for the quarter were 7.9% of revenue compared to 7.4% of revenue in the prior year quarter, primarily resulting from Access, which has higher expenses as a percent to revenue than Owens & Minor’s traditional core distribution business.

Asset management, an ongoing highlight for Owens & Minor, was strong in the third quarter of 2005, with cash flow from operations of $22.9 million. Days sales outstanding (DSO) were also strong at 26.0 days. Inventory turns for the quarter were 10.3, improved from turns of 9.6 in the third quarter of 2004.

Impact of Gulf Coast Hurricanes

Owens & Minor, which has several facilities throughout the Gulf Coast region, rapidly resumed service to hospital customers in the wake of Hurricanes Katrina and Rita. Owens & Minor’s facilities, inventory and trucks were undamaged by the storms. However, the company experienced business disruption during the quarter, including lost sales due to closed or damaged hospitals, higher fuel costs, increased overtime, housing expenses for displaced teammates, and other unexpected expenses.

“We are very proud of our teammates, who acted quickly to help local hospitals and each other recover from the two hurricanes,” said Smith. “Within days of Hurricane Katrina, our teammates re-opened our facilities in New Orleans and Jackson, Mississippi, and didn’t lose a beat in serving customers in the region. Our teams in New Orleans, Jackson, Houston, Memphis, Birmingham, Jacksonville, and others around the company, along with our disaster response team at the Home Office, did an extraordinary job in working together to serve our customers throughout this crisis.”

As a result of this hurricane-related business disruption, as well as rising fuel costs, Owens & Minor’s operating earnings for the third quarter 2005 include a negative impact of at least $1 million. The company anticipates that these factors will have a continuing negative impact on financial results for the fourth quarter of 2005.

Year-to-date results

Year-to-date, revenue was $3.61 billion, up 7.3%, compared to revenue of $3.36 billion in the same period last year. Net income for the nine months ended September 30, 2005 was $48.7 million, compared to $45.1 million for the same period in 2004, an increase of 7.8%. Year-to-date, diluted earnings per share were $1.22, improved 7% from $1.14 in the same period of 2004.

For the first nine months of 2005, operating earnings were 2.5% of revenue, consistent with the operating earnings for the first nine months of last year. Gross margin year-to-date was 10.7%, improved from 10.2% for the same period of 2004. For the first nine months of 2005, SG&A was 7.9% compared to 7.5% for the comparable period of 2004. The year-to-date results for both gross margin and SG&A were affected by contributions from Access. Cash flow from operations year-to-date was $144.3 million, resulting from continued strong asset management.

Access Update

Access Diabetic Supply continued to grow during the third quarter, reporting a customer base of approximately 100,000. Access made an overall positive contribution to Owens & Minor’s financial results, including improvements in gross margin and operating margin. “The team at Access continues to turn in a strong performance, and we are very encouraged by the opportunities in this direct-to-consumer sector,” said Smith.

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Outlook

Owens & Minor is updating its financial guidance for 2005 as a result of the continuing impact of hurricane activity, higher than expected fuel costs, and the timing of contributions from margin enhancement initiatives. While the company anticipates that it will report revenue growth for the full year of approximately 7%, the high end of its previously stated range, it now expects to achieve diluted EPS in a range of $1.65 to $1.68 for the year. The company’s previous guidance anticipated revenue growth in a range of 5% to 7% and diluted EPS in a range of $1.71 to $1.73.

“As we look toward the end of the year, we’re building on strong sales, improved productivity, strategic success, and growing margins,” said Smith. “Although, the challenges from the storms will hold us back a bit this year, we are enthusiastic about new sales coming on board and our strategic initiatives taking hold.”

Recent Highlights

Owens & Minor Wins Prestigious Award for Marketplace Ethics from BBB

Owens & Minor was awarded the 2005 Better Business Bureaus’ International Torch Award for Marketplace Ethics. Since 1996, the Council of Better Business Bureaus has honored companies for “commitment to and demonstration of ethical practices in the marketplace,” as well as high standards of behavior, support for community, ethics policies and ethics training for employees. This year, Owens & Minor, winner of the category representing businesses with 1,000 or more employees, was cited for fostering a culture that focuses on integrity, teammates and customer service.

Owens & Minor Earns Investment Grade Status from S&P

During the third quarter, Owens & Minor earned an investment grade rating on its corporate credit from Standard & Poor’s Ratings Services, which raised Owens & Minor’s corporate credit rating to ‘BBB-’ from the previous ‘BB+’ rating, with an outlook of “stable.” In making the upgrade, Standard & Poor’s cited Owens & Minor’s expanded service offering, margin improvement strategy, conservative financial policy, adequate liquidity and strong cash flow.

Investor Day Scheduled for December 9, 2005

Owens & Minor will host its annual Investor Day for institutional investors and financial analysts in the Ft. Lauderdale and Boca Raton, Florida area. The day-long event, which will include management presentations, a meeting with the Access Diabetic Supply team, and facility tours, is scheduled for Friday, December 9, 2005, beginning at 8:00am Eastern. Owens & Minor will webcast the formal portions of the event via www.owens-minor.com. Please contact the Owens & Minor Investor Relations team to register for the event: Truitt Allcott, 804-935-4291, truitt.allcott@owens-minor.com; or Chuck Graves, 804-965-2935, chuck.graves@owens-minor.com.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, October 20, 2005 at 8:30am (Eastern Time) to discuss third quarter 2005 results. The telephone number for the Owens & Minor conference call is 800-299-0148. The call will also be available by replay for 5 days by calling 888-286-8010, with access

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code: #29735579. The call will also be available as a webcast for 21 days through www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Jeff Kaczka, SVP & Chief Financial Officer, 804-965-5896; Dick Bozard, VP & Treasurer, 804-965-2921; or Trudi Allcott, Director, Investor Communications 804-935-4291

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended September 30,
	2005	% of revenue	2004	% of revenue	% Fav (Unfav)
Revenue	$1,201,971	100.0%	$1,134,387	100.0%	6.0%
Cost of revenue	1,071,246	89.1	1,019,537	89.9	(5.1)

Gross margin	130,725	10.9	114,850	10.1	13.8
Selling, general and administrative expenses	95,393	7.9	84,480	7.4	(12.9)
Depreciation and amortization	5,230	0.4	3,676	0.3	(42.3)
Other operating income and expense, net	(969)	(0.1)	(903)	(0.1)	7.3

Operating earnings	31,071	2.6	27,597	2.4	12.6
Interest expense, net	2,967	0.2	3,086	0.3	3.9

Income before income taxes	28,104	2.3	24,511	2.2	14.7
Income tax provision	11,314	0.9	9,314	0.8	(21.5)

Net income	$16,790	1.4%	$15,197	1.3%	10.5%

Net income per common share—basic	$0.42		$0.39
Net income per common share—diluted	$0.42		$0.38

Weighted average shares—basic	39,603		39,083
Weighted average shares—diluted	40,113		39,682

	Nine Months Ended September 30,
	2005	% of revenue	2004	% of revenue	% Fav (Unfav)
Revenue	$3,606,465	100.0%	$3,359,836	100.0%	7.3%
Cost of revenue	3,221,134	89.3	3,016,095	89.8	(6.8)

Gross margin	385,331	10.7	343,741	10.2	12.1
Selling, general and administrative expenses	285,420	7.9	253,030	7.5	(12.8)
Depreciation and amortization	13,824	0.4	11,197	0.3	(23.5)
Other operating income and expense, net	(3,040)	(0.1)	(3,175)	(0.1)	(4.3)

Operating earnings	89,127	2.5	82,689	2.5	7.8
Interest expense, net	9,197	0.3	9,375	0.3	1.9
Discount on accounts receivable securitization	—	—	261	0.0	100.0

Income before income taxes	79,930	2.2	73,053	2.2	9.4
Income tax provision	31,248	0.9	27,906	0.8	(12.0)

Net income	$48,682	1.3%	$45,147	1.3%	7.8%

Net income per common share—basic	$1.23		$1.16
Net income per common share—diluted	$1.22		$1.14

Weighted average shares—basic	39,475		38,986
Weighted average shares—diluted	40,017		39,608

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Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$99,346	$55,796
Accounts and notes receivable, net	351,129	344,642
Merchandise inventories	418,489	435,673
Other current assets	29,213	28,365

Total current assets	898,177	864,476
Property and equipment, net	44,430	27,153
Goodwill, net	238,965	200,467
Other assets, net	49,890	39,737

Total assets	$1,231,462	$1,131,833

Current liabilities
Accounts payable	$391,948	$336,326
Accrued payroll and related liabilities	14,965	13,962
Other accrued liabilities	83,490	80,243

Total current liabilities	490,403	430,531
Long-term debt	205,197	207,476
Other liabilities	35,208	33,570

Total liabilities	730,808	671,577

Shareholders’ equity
Common stock	79,807	79,038
Paid-in capital	133,099	126,625
Retained earnings	296,801	263,646
Accumulated other comprehensive loss	(9,053)	(9,053)

Total shareholders’ equity	500,654	460,256

Total liabilities and shareholders’ equity	$1,231,462	$1,131,833

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Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2005	2004
Operating activities
Net income	$48,682	$45,147
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,824	11,197
Provision for LIFO reserve	5,628	3,150
Provision for losses on accounts and notes receivable	3,081	1,176
Deferred direct response advertising costs	(3,826)	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(457)	24,844
Merchandise inventories	12,442	(47,435)
Accounts payable	56,815	82,294
Net change in other current assets and current liabilities	2,442	2,294
Other, net	5,624	5,812

Cash provided by operating activities	144,255	128,479

Investing activities
Additions to property and equipment	(20,906)	(8,105)
Additions to computer software	(2,070)	(3,713)
Net cash paid for acquisitions	(61,515)	(2,512)
Proceeds from sale of land	—	1,820
Other, net	22	215

Cash used for investing activities	(84,469)	(12,295)

Financing activities
Cash dividends paid	(15,527)	(12,976)
Proceeds from exercise of stock options	4,176	4,004
Decrease in drafts payable	(4,677)	(20,000)
Other, net	(208)	(1,205)

Cash used for financing activities	(16,236)	(30,177)

Net increase in cash and cash equivalents	43,550	86,007
Cash and cash equivalents at beginning of period	55,796	16,335

Cash and cash equivalents at end of period	$99,346	$102,342

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Operating results:
Revenue	$1,201,971	$1,210,894	$1,193,600	$1,165,269	$1,134,387

Gross margin	$130,725	$128,768	$125,838	$119,558	$114,850
Gross margin as a percent of revenue	10.9%	10.6%	10.5%	10.3%	10.1%

SG&A expense	$95,393	$96,075	$93,952	$87,955	$84,480
SG&A expense as a percent of revenue	7.9%	7.9%	7.9%	7.5%	7.4%

Operating earnings	$31,071	$28,506	$29,550	$27,440	$27,597
Operating earnings as a percent of revenue	2.6%	2.4%	2.5%	2.4%	2.4%

Net income	$16,790	$15,973	$15,919	$15,353	$15,197

Net income per common share—basic	$0.42	$0.40	$0.40	$0.39	$0.39

Net income per common share—diluted	$0.42	$0.40	$0.40	$0.39	$0.38

Accounts receivable:
Accounts and notes receivable, net	$351,129	$345,155	$345,601	$344,642	$327,433

Days sales outstanding	26.0	24.8	24.4	26.5	25.8

Inventory:
Merchandise inventories	$418,489	$403,213	$403,919	$435,673	$428,551

Average inventory turnover	10.3	10.7	10.3	9.6	9.6

Financing:
Long-term debt	$205,197	$206,357	$205,537	$207,476	$208,307

Stock information:
Cash dividends per common share	$0.13	$0.13	$0.13	$0.11	$0.11

Stock price at quarter-end	$29.35	$32.35	$27.15	$28.17	$25.40